Exhibit 15

Crowe LLP Independent Member Crowe Global

May 8, 2020

Securities and Exchange Commission
450 Fifth Street, NW
Washington, DC 20549

RE: FILING OF THE MARCH 31, 2020 FORM 10-Q FOR TRUSTCO BANK CORP NY

Commissioners:

We are aware that our report dated May 8, 2020, on our reviews of the interim financial information of TrustCo Bank Corp NY as of March 31, 2020 and for the three-month periods ended March 31, 2020 and 2019, included in the Company's quarterly report on Form 10-Q for the quarter ended March 31, 2020, is incorporated by reference in its Registration Statements, Form S-8 (No. 333-175868), Form S-8 (No. 333-233122), Form S-8 (No. 333-175867), Form S-8 (No. 333-206685), Form S-3 (No. 333-218227), and Form S-3 (No. 333-217712).

Yours very truly,

/s/ Crowe LLP